Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Ocean Power Technologies, Inc. on Form S-8 to be filed on or about July 22, 2025, of our report dated July 25, 2024, on our audits of the financial statements as of April 30, 2024 and 2023 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed July 25, 2024, as amended on August 28, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

July 22, 2025